K. R. MARGETSON LTD.	Chartered Accountants
Sechelt office	Vancouver office
PO Box 45, 5588 Inlet Avenue	3rd Floor, 905 West Pender Street
Sechelt BC V0N 3A0	Vancouver BC V6C 1L6
Tel: 604.885.2810	Tel: 604.641.4450
Fax: (toll free both offices) 1.877.874.9583

May 29, 2012

Securities and Exchange Commission
450 Fifth Street N.W.
Washington DC 20549

Dear Sirs:

We were previously the independent registered public accounting firm for Golden Global Corp. (the “Company”) and under the date of October 13, 2011 we reported on the consolidated financial statements as of and for the years ended June 30, 2011 and 2010. On May 24, 2012 we were dismissed. We have read the Company’s statements under item 4.01 and its Form 8-K dated May 24, 2012 and we agree with such statements, except that we are not in a position to agree or disagree with the Company statement that the Company did not consult with MNP LLP regarding either (i) the application of accounting principles to a specified transaction either completed or proposed and (ii) the type of audit opinion that might be rendered on the Company’s financial statements or (iii) any matter that was either subject of a disagreement (as defined in item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in items 304(a)(1)(v) of Regulation S-K).

Yours truly,

/s/ K. R Margetson Ltd.

Chartered Accountants